Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

U.S. SILICA HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$1,284,468,291.00	0.00014760	$189,587.52
Fees Previously Paid	—		—
Total Transaction Valuation	$1,284,468,291.00
Total Fees Due for Filing			$189,587.52
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$189,587.52

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of April 26, 2024, by and among U.S. Silica Holdings, Inc., Star Holding LLC and Star Merger Co.

(i) Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value per share (“Common Stock”), of U.S. Silica Holdings, Inc. (the “Registrant”).

(ii) Aggregate number of securities to which transaction applies:

As of the close of business on May 22, 2024, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 82,868,922 which consists of (a) 78,201,296 shares of Common Stock entitled to receive the merger consideration, (b) 2,784,604 shares of Common Stock underlying Company PSUs (assuming that all applicable performance goals are achieved at the maximum level), (c) 1,533,942 shares of Common Stock underlying Company RSUs and (d) 349,080 shares of Common Stock underlying Company Options.

(iii) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the product of (a) 82,868,922 shares of Common Stock (including 2,784,604 shares of Common Stock underlying Company PSUs (assuming that all applicable performance goals are achieved at the maximum level), 1,533,942 shares of Common Stock underlying Company RSUs and 349,080 shares of Common Stock underlying Company Options) and (b) the merger consideration of $15.50 (collectively, the “Total Consideration”). The filing fee equals the product of Total Consideration multiplied by 0.00014760.